Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2021, with respect to the consolidated financial statements of AppHarvest, Inc. and Subsidiaries included in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252964) and related Prospectus of AppHarvest, Inc. (f/k/a Novus Capital Corporation) for the registration of shares of its common stock and warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 2, 2021